March 13, 2012

Bluerock Enhanced Multifamily Trust, Inc.

16500 North Park Drive

Suite 202

Southfield, MI 48705

Ladies and Gentlemen:

This letter confirms that Bluerock Real Estate, LLC (or one or more of its subsidiaries) will provide financial support to Bluerock Enhanced Multifamily Trust, Inc. (the Company) sufficient for it to satisfy its obligations and debt service requirements as they come due until at least January 1, 2013, and will satisfy, on a timely basis all liabilities and obligations of the Company that the Company is unable to satisfy when due from the date of this letter, through and including January 1, 2013. In addition, Bluerock Real Estate will defer payment of the following items, as necessary:

Reimbursable operating and organizational expenses of $1,121,542 which have been accrued as of 12/31/2011.

Offering costs totaling $2.4 million

Acquisition fees, property and asset management fees and other cost in the amount of $669,898 which have been accrued as of 12/31/11

2012 property and asset management fees expected to cost approximately $330,000

2012 operating expenses that are allocated to the Company

Bluerock Real Estate, LLC is in management control of the affiliates that are lenders to the Company. Bluerock Real Estate, LLC has the authority to extend and will extend the notes beyond December 31, 2012.

Management of Bluerock Real Estate, LLC intends to extend the primary offering of the Company by an additional six months by filing a registration statement to register a follow-on offering prior to October 15, 2012. Bluerock Real Estate, LLC will fund expenses related to filing the registration statement if the Company is unable to satisfy those expenses as they come due.

16500 North Park Drive, Ste. 202 • Southfield, MI 48075 • Tel: 248.424.5693 • Fax: 248.559.1274 • www.bluerockre.com

The undersigned represent that Bluerock Real Estate, LLC (or one or more of its subsidiaries) has the ability to provide the necessary financial support to the Company to the extent and when deemed necessary by the Company and that there are no restrictions on Bluerock Real Estate, LLC (or one or more of its subsidiaries) to provide such support.

Very truly yours,

/s/ R. Ramin Kamfar

Bluerock Real Estate, LLC

Chief Executive Officer